Exhibit 99.1

   Aspyra Reports Results of Operations for the Third Quarter Ended
                          September 30, 2006


    CALABASAS, Calif.--(BUSINESS WIRE)--Nov. 14, 2006--Aspyra, Inc. (AMEX:APY), a provider of clinical and diagnostic information systems for the healthcare industry, today announced its results of operations for the third quarter ended September 30, 2006.

    Sales were $3,282,041 for the third quarter compared with sales of $1,727,672 for the comparable quarter ended September 30, 2005. The Company incurred a net loss of $710,063, or basic and diluted loss per share of $.07 for the quarter ended September 30, 2006, compared with a net loss of $1,073,152, or basic and diluted loss per share of $.31 for the comparable quarter ended September 30, 2005. Basic and diluted shares outstanding for each period were 10,772,914 and 3,465,900, respectively.

    Sales were $9,201,937 for the nine months ended September 30, 2006, compared with sales of $5,108,967 for the nine months ended September 30, 2005. The Company incurred a net loss of $3,087,961, or basic and diluted loss per share of $.32 for the nine months ended September 30, 2006 compared with a net loss of $1,498,654, or basic and diluted loss per share of $.44 for the comparable nine-month period ended September 30, 2005. Basic and diluted shares outstanding for each period were 9,625,505 and 3,401,011, respectively.

    Steven M. Besbeck, Aspyra's President and Chief Executive Officer, stated, "Our results of operations for the third quarter show a marked improvement in operating results as compared to the first and second fiscal quarters of 2006. As we complete the integration plans of our businesses, we significantly reduced our operating losses in the third quarter. Our improved operating results are also indicative of the improvement in our ability to complete installations of our products on a more timely basis and to recognize revenues from such transactions which have been delayed in prior periods primarily due to third party issues. During the quarter we closed new orders for laboratory, PACS, and radiology systems, and anticipate installing them in a timely manner."

    About Aspyra

    Aspyra is a global provider of Health Care Information Technology
(HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems
(CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today, November 14, 2006, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


                 Consolidated Statement of Operations

                   Third Quarter Ended          Nine Months Ended
                       September 30,               September 30,

                     2006         2005           2006         2005
                  -----------  -----------    -----------  -----------

Net Sales        $ 3,282,041  $ 1,727,672    $ 9,201,937  $ 5,108,967

Net Loss         $  (710,063) $(1,073,152)   $(3,087,961) $(1,498,654)
Net Loss per
 Share - Basic
 and Diluted     $     (0.07) $     (0.31)   $     (0.32) $     (0.44)
Average Shares
 Outstanding -
 Basic and
 Diluted          10,772,914    3,465,900      9,625,505    3,401,011


    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, President and CEO
             818-880-6700, x8660
             or
             The Wall Street Group, Inc.
             Ron Stabiner, 212-888-4848